Exhibit (E)(8)

STOCK PLEDGE AGREEMENT

     THIS STOCK PLEDGE AGREEMENT, (the “Agreement”), is entered into effective November 15, 2001, by and among The Victor and Hannah Zaccaglin Trust dated March 20, 1992, (“Guarantor”), Curci-Turner Company, LLC, a California Limited Liability Company, (“Curci”), and John Curci, (“Pledge Holder”), with reference to the following:

     A.      Calprop Corporation, a California Corporation, (“Calprop”), has obtained an unsecured loan in the original principal amount of $5,000,000 from Curci, (the “Loan”), which is evidenced by a promissory note dated July 17,2001, (the “Note”).

     B.      Victor Zaccaglin, (“Zaccaglin”), Trustee of Guarantor and a principal officer of Calprop has agreed to guarantee the Loan pursuant to a Guaranty dated July 17, 2001, (the “Guaranty”) and is willing to pledge 112,037 E.O.P. Partnership Units relating to the Third Amended and Restated Agreement of Limited Partnership of EOP Operating Limited Partnership dated as of July 2, 2001, (the “Collateral”), (which Partnership Units are readily convertible to shares of common stock of Equity Office Properties Trust), (the “Shares”) owned by Guarantor to secure, in part, its obligation under the Guaranty. A Notice of Pledge dated November 7, 2001 has been lodged with Equity Office Properties Trust to provide notification of this Pledge Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties agree as follows:

     1.      Creation of Security Interest. As security for the performance of the Guaranty, Guarantor hereby pledges and assigns, transfers and grants to Curci a security Interest in the Collateral and upon conversion, the Shares, together with any and all documents of title covering the Collateral. Contemporaneously with the execution of this Pledge Agreement, Guarantor shall properly execute and deliver to Curci a UCC-1 Financing Statements to enable Curci to perfect its Security Interest in the Collateral.

     2.      Obligation Secured. Guarantor hereby acknowledges and agrees that the security interest granted hereby secures the full and timely performance of all terms, covenants and conditions required to be performed and observed by Guarantor under this Agreement and the Guaranty and acknowledges and agrees that this Agreement shall extend to and secure any and all renewals, refinancings, amendments and extensions of any or all of the foregoing.

     3.      Possession of Collateral.

               (a)      Concurrently with the execution of this Agreement, Guarantor has delivered to Pledge Holder the Collateral, duly endorsed in blank or with signed stock powers attached, representing the Collateral. Guarantor shall similarly deliver to Pledge Holder any and all certificates and other documents of title representing any and all dividends, stock rights, warrants, rights to subscribe, options or liquidating dividends or other property which Guarantor is or may become entitled to on account of ownership of the Collateral and/or the Shares. Pledge Holder hereby acknowledges receipt of the certificate representing the Collateral and agrees to hold and dispose of such Collateral and any other documents of title delivered to Pledge Holder hereunder and to otherwise perform under this Agreement in accordance with the provisions of this Agreement.

               (b)      Guarantor shall, contemporaneously with the execution of this Pledge Agreement, and upon the request from Pledge Holder from time to time thereafter, execute all such instruments, documents and papers, and do such further acts as Pledge Holder may request from time to time to carry into effect the provisions and intent of this Pledge Agreement, including, without limitation, the execution of the conversion of the Partnership Units to the Shares, stock assignments or powers in blank with respect to the Shares. Guarantor will do all such other acts as Pledge Holder may request with respect to the perfection and protection of the security interest granted herein and the assignment granted hereby. Moreover, Guarantor shall deliver to Pledge Holder, if and when received by Guarantor, any item representing or constituting any of the Shares (or stock certificates evidencing same) and proceeds from the Collateral or of such Shares, including, without limitation, all cash dividends, distributions, sale proceeds, promissory notes, and all stock certificates whether now existing or hereafter received, as a result of any dividend, stock spilt, redemption or repurchase of the Shares or other transactions.

     4.      Rights with Respect to the Collateral.

               (a)      Dividends and Interest. So long as Guarantor is not in default hereunder, Guarantor shall have the right to collect all dividends, royalties, annuities, and other amounts that may be due or may become due on or in respect of any of the Collateral.

               (b)      Voting Rights. So long as Guarantor is not in default hereunder, Guarantor shall have the right to exercise all voting rights with respect to any of the Collateral on all corporate questions; provided, however, that no vote shall be cast, or waiver or ratification given or action taken which would impair the value of the Collateral or violate any provision of this Agreement.

               (c)      Warrants and Options. In the event that, during the term of this Agreement, the Shares, subscription warrants or any other rights or options shall be issued in connection with any of the Collateral, such Shares, warrants, rights and options shall be immediately subject to the provisions of this Agreement. If any such warrants, rights or options are exercised by Guarantor, all certificates evidencing all new Shares of stock or securities so acquired by Guarantor shall be immediately subject to the terms and conditions of this Agreement in the same manner as the Collateral originally covered hereby.

     5.      Representations, Warranties and Covenants by Guarantor. Guarantor hereby represents, warrants and covenants to Pledge Holder that

               (a)      This Agreement has been duly authorized, executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, and the execution, delivery and performance thereof by Guarantor does not violate any provisions of any agreement or judicial order to which Guarantor is a party or to which it is subject.

               (b)      Guarantor has good title to the Collateral, free and clear of any claims, security interest, mortgages, pledges, liens and other encumbrances of every nature whatsoever except to or in favor of Curci.

               (c)      Guarantor has the right to pledge and transfer the Collateral as herein provided;

               (d)      Guarantor shall defend Curci’s right and title in and to the Collateral against the claims and demands of all persons whomsoever, and

               (e)      Guarantor will not sell, transfer, assign, hypothecate or in any way alienate any interest in the Collateral, whether voluntarily or by operation of law by gift or otherwise without the prior written consent of Curci. Any purported transfer in violation of this Agreement shall be void and without effect, and shall not operate to transfer any interest or title in the Collateral to the purported transferee.

               (f)      Guarantor acknowledges, and it is recited, that Curci would not have consented to make the Loan in the absence of this Agreement and that Curci is relying on this Agreement in consenting to the aforementioned transactions.

     6.      Collateral and/or Stock Adjustments. In the event that, during the term of this Agreement, any dividend, stock split, dividend paid in stock, reclassification or readjustment is declared or made, or, by reason of any merger, reorganization, recapitalization or other corporate transaction or event, any other change occurs in the capital structure of Equities Office Properties Trust, all new, substituted and additional Shares or other securities issued by reason of such dividend, stock split, reclassification, readjustment or other change shall be immediately subject to the terms and conditions of this Agreement in the same manner as the Collateral originally covered hereby.

     7.      Assignment. This Agreement is for the benefit of Curci, its successors and permitted assigns. If Curci assigns, endorses, sells, transfers or hypothecates the Note to any person, firm, bank, or corporation, Cured may, with the consent of Guarantor, assign or transfer this Agreement and any or all rights given to Curci hereunder. in that event, such assignee, endorsee, transferee, or purchaser shall have all of the rights and privileges given to Curci and all of the duties and obligations of Curci under the provisions of this Agreement.

     8.      Default and Remedies.

               (a)      Events of Default. An Event of Default shall be deemed to exist under this Agreement 120 days after the occurrence of any of the following events or conditions: (i) if any sum or sums of principal, interest or other charges shall not be paid when the same shall become due or payable in accordance with the terms and conditions of this Agreement, the Guaranty or the Note; (ii) if Guarantor shall fail fully to observe and perform all of the terms, covenants and conditions required to be observed or performed by Guarantor under this Agreement or the Guaranty; (iii). if any representations or warranties herein, in the Guaranty or in the Note are untrue in any respect: (iv) if Guarantor or Calprop shall file a voluntary case under any applicable bankruptcy, insolvency, debtor relief, or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee,

Guarantor, custodian, sequestrator (or similar official) of the Guarantor for any substantial part of any assets of said Guarantor, or shall make any general assignment for the benefit of any of its creditors, or shall fail generally to pay its, or any of its, debts as they become due or shall take any action in furtherance of any of the foregoing; or (v) if a court having jurisdiction shall enter a decree or order for relief in respect of Guarantor or Calprop in any involuntary case brought under any bankruptcy, Insolvency, debtor relief, or other similar law now or hereafter in effect, or Guarantor shall consent to or shall fail to oppose any such proceeding, or any such court shall enter a decree of order appointing a receiver, liquidator, assignee, custodian, Guarantor, sequestrator (or similar official) of Guarantor for any substantial part of Guarantor’s property, or ordering the winding up or liquidation of the affairs of Guarantor and such decree or order shall not be dismissed within sixty (60) days after the entry thereof.

               (b)      Remedies Upon The Occurrence of an Event of Default. Upon the occurrence of an Event of Default, Curci, in its sole discretion, may exercise its rights at any time under this Pledge Agreement whether or not it has taken any prior action under the Guaranty, however, once Curci elects to exercise its rights hereunder, Curci’s sole recourse shall be to direct the Pledge Holder to deliver to him the Collateral (or so much of the Collateral as is necessary so that the value of any Collateral thus delivered shall not exceed the amount of such default as determined by the amount by which the Guarantor failed to perform his obligation under the Guaranty) and to retain such Collateral in full satisfaction of Guarantor’s obligation under the Guaranty and hereunder. All remaining Collateral shall be returned to Guarantor.

     9.      Application of Sales Proceeds. After deducting all legal and other costs, expenses and charges, including attorneys’ fees incurred in the collection, sale, delivery or preservation of the Collateral, or any part thereof, Pledge Holder shall apply the residue of the proceeds of any such sale to the payment of the Indebtedness. Should there be any surplus of said proceeds after the payment of the Indebtedness, together with the expenses, attorneys’ fees and all charges and costs incurred by Pledge Holder in the keeping, delivery and preservation of the Collateral, such surplus shall be paid to the Guarantor.

     10.      No Transfer of Guarantor’s Interest. Guarantor shall not sell, transfer, diminish, or encumber the Collateral, or any part or portion thereof, and any attempt to so sell, transfer, diminish, or encumber any of the Collateral covered by this Agreement shall be invalid and without force or effect, and the same shall constitute an Event of Default hereunder entitling Curci to all rights and remedies provided for herein upon default.

     11.      Term of Agreement. This Agreement shall constitute a continuing agreement, and all powers, rights, privileges, obligations, and duties set forth shall apply to, inure to the benefit of, and be binding upon the estate, heirs, legatees, devisees, executors, administrators, personal representatives, successors, and assigns of Guarantor and Curci. This Agreement shall continue until the indebtedness under the Note has been paid in full.

     12.      Release of Collateral. The Collateral shall be released from the provisions of this Agreement, and the Pledge Holder shall deliver to Guarantor the Certificate representing the Collateral and any other documents then held by Pledge Holder upon the satisfaction in full of the indebtedness evidenced by the Note.

     13.      Removal of Pledge Holder. With the approval of Guarantor, Curci may remove the Pledge Holder and substitute in his place another person or entity acceptable to Guarantor to function as Pledge Holder hereunder. Upon receipt by a Pledge Holder of any such notice of removal and substitution, Pledge Holder shall forthwith transfer to the successor Pledge Holder all Collateral, documents of title and books and records pertaining to his performance hereunder and shall cooperate in all reasonable and appropriate ways in connection with such transfer. The Guarantor and Curci shall indemnify, defend and hold harmless Pledge Holder from any liability and expenses, including attorney’s fees, arising out of acts or omissions after such transfer to the successor Pledge Holder.

     14.      General Provisions.

               (a)      Amendment. No waiver, consent or approval by Curci or modification or amendment of this Agreement shall be effective unless the same is in writing signed by Curci and the Guarantor.

               (b)      No Other Representations. The Parties acknowledge and agree that no Party has made any representations (a) concerning the subject matter hereof, or (b) inducing the other Party to execute and deliver this Agreement, except those representations specifically referenced herein and in the Agreement. The Parties have relied on their own judgment in entering into this Agreement.

               (c)      Cooperation and Further Actions. The Parties agree to perform any and all acts and to execute and deliver any and all documents necessary or convenient to carry out the terms of this Pledge Agreement.

               (d)      Severability. If any part, clause, or condition of this Agreement is held to be partially or wholly invalid, unenforceable, or inoperative for any reason whatsoever, such shall not affect any other provision or portion hereof, which shall continue to be effective as though such invalid, inoperative, or unenforceable part, clause or condition had not been made.

               (e)      Binding Upon Successors. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns.

               (f)      Governing Law and Venue. All questions concerning this Pledge Agreement, its construction, and the rights and liabilities of the Parties hereto shall be interpreted and enforced in accordance with the laws of the State of California as applied to contracts which are executed and performed entirely within the state. For purposes of this Pledge Agreement, sole and proper venue shall be Orange County, State of California.

               (g)      Notices. For purposes hereof, delivery of written notice shall be complete upon personal delivery, or upon mailing if mailed with proper postage paid by United States registered or certified mail, addressed to the party at the address set forth below, or to such other mailing address as the parties hereto may designate by written notice given in accordance with the terms herein. Notice may also be given upon receipt of electronic facsimile, provided that any facsimile notice shall only be deemed received if (a) the transmission thereof is confirmed, and (b) facsimile notice is followed by written notice, made either by (i) personal delivery thereof, or (ii) via deposit in certified mail return receipt requested, postage prepaid, within three (3) business days following the facsimile notice. Notices shall be addressed to the parties as follows:

Guarantor	Victor Zaccaglin, Trustee
The Victor and Hannah Zaccaglin Trust dtd 3/20/92
C/O Calprop Corporation
13160 Mindanao Way, Suite 180
Marina Del Ray, CA 90292
Telephone: (310) 306-4317
Facsimile: (310) 301-0435

Pledge Holder:	John Curci
717 Lido Park Drive
Newport Beach, CA 92663
Telephone: (949)673-1060
Facsimile: (949) 673-2080

With Copy to:	Curci-Turner Company, LLC
Post Office Box 1549
Newport Beach, CA 92659

               Any party may change the address to which to send notices by notifying the other party of such change of address in writing In accordance with this section.

               (h)      Counterparts. This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall together constitute and be one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GUARANTOR:
THE VICTOR AND HANNAH ZACCAGLIN TRUST
By:	/s/ Victor Zaccaglin
Victor Zaccaglin, Trustee

CURCI:
CURCI-TURNER COMPANY, LLC

By:	/s/ John Curci
John Curci, Manager

PLEDGE HOLDER
/s/ John Curci
John Curci